BUSINESS CORPORATIONS ACT

Alberta

ARTICLES OF AMENDMENT

1. Name of Corporation	2. Corporate Access Number
SYNSORB BIOTECH INC.	**205993868**

3.

1. Pursuant to subsection 173(1)(a) of the *Business Corporations Act* (Alberta), the Articles of the Corporation are amended by changing the name of the Corporation from SYNSORB Biotech Inc. to **Hawker Resources Inc.**; and

2. Pursuant to subsection 173(1)(d) of the *Business Corporations Act* (Alberta), the share capital of the Corporation is hereby amended by increasing the capital by the creation of an additional class of shares, to be designated as "Class A Shares", in an unlimited number, each such Class A Share having attached the rights, privileges, restrictions and conditions as described in the attached Schedule of Share Capital so that the share capital of the Corporation shall read as set out in the Schedule of Share Capital attached hereto.

REGISTERED ON
THE ALBERTA REGISTRIES
CORES SYSTEM
APR 03 2003

4. DATE	SIGNATURE	TITLE
April 3, 2003		Solicitor

SCHEDULE OF SHARE CAPITAL
SYNSORB BIOTECH INC.

The Corporation is authorized to issue an unlimited number of Common Shares, an unlimited number of Class A Shares and an unlimited number of Preferred Shares. The rights, privileges and restrictions of the Common and Preferred Shares are as follows:

1. There shall be attached to the Common Shares the following rights, privileges, restrictions and conditions, namely:

   (a) The holders of Common Shares shall be entitled to receive notice of, and to vote at every meeting of the shareholders of the Corporation and shall have one (1) vote thereat for each such Common Share so held.

   (b) The holders of Common Shares shall be entitled to receive such dividend as the directors may from time to time, by resolution, declare.

   (c) The holders of Common Shares shall be entitled to share equally in the assets of the Corporation remaining upon liquidation of the Corporation after the creditors of the Corporation have been satisfied.

2. There shall be attached to the Class A Shares the following rights, privileges, restrictions and conditions, namely:

   (a) the holders of the Class A Shares shall not be entitled (except as expressly provided in the *Business Corporations Act*) to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at such meeting.

   (b) The holders of Class A Shares shall be entitled to receive such dividend as the directors may from time to time, by resolution, declare.

   (c) The holders of Class A Shares shall be entitled to share equally in the assets of the Corporation remaining upon liquidation of the Corporation after the creditors of the Corporation have been satisfied.

3. There shall be attached to the Preferred Shares the following rights, privileges, restrictions and conditions, namely:

   (a) The Preferred Shares may from time to time be issued in one or more series, and the Directors may fix from time to time before such issue the number of Preferred Shares which is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of Preferred Shares including, without limiting the generality of the foregoing, any voting rights, the rate or amount of dividends or the method of calculating dividends, the dates of payment thereof, the terms and conditions of redemption, purchase and conversion, if any, and any sinking fund or other provisions;

(b) The Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, be entitled to preference over the Common Shares and Class A Shares, and over any other shares of the Corporation ranking by their terms junior to the Preferred Shares. The Preferred Shares of any series may also be given such other preferences, not inconsistent with these Articles, over the Common Shares and Class A Shares, and any other shares of the Corporation ranking by their terms junior to the Preferred Shares as may be fixed in accordance with subclause (a) above; and

(c) If any cumulative dividends or amount payable on the return of capital in respect of a series of Preferred Shares are not paid in full, all series of Preferred Shares shall participate ratably in respect of accumulated dividends and return of capital.